Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 219-1440	fax: (617) 219-1441

FOR IMMEDIATE RELEASE	Contacts:
Timothy A. Bonang, Vice President, Investor Relations
Elisabeth Heiss, Manager, Investor Relations
(617) 219-1440

Government Properties Income Trust Announces Results for the Periods

Ended September 30, 2010

Newton, MA (November 2, 2010): Government Properties Income Trust (NYSE: GOV) today announced its financial results for the quarter and nine months ended September 30, 2010.  GOV completed its initial public offering, or IPO, on June 8, 2009.  Prior to completing its IPO, GOV and its properties were wholly owned by CommonWealth REIT (NYSE: CWH), accordingly, GOV’s historical results of operations for the first nine months of 2009 are not comparable to results for the 2010 period.

Results for the quarter ended September 30, 2010:

Funds from operations (FFO) were $15.7 million for the quarter ended September 30, 2010, compared to $10.2 million for the same quarter last year.  FFO per share for the quarter ended September 30, 2010 was $0.43, compared to $0.48 for the same quarter last year.  The decrease in our FFO per share between the quarter ended September 30, 2009 and 2010 resulted in part from timing differences between our August 2010 share issuance and when proceeds from that offering were invested in new acquisitions.

Net income for the quarter ended September 30, 2010 was $6.7 million, or $0.18 per share, compared to $6.2 million, or $0.29 per share for the quarter ended September 30, 2009.

GOV’s weighted average number of common shares outstanding was 36,369,473 and 21,455,111 for the quarters ended September 30, 2010 and 2009, respectively.

A reconciliation of net income determined according to U.S. generally accepted accounting principles, or GAAP, to FFO for the quarters ended September 30, 2010 and 2009 appears later in this press release.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Results for the nine months ended September 30, 2010:

Funds from operations (FFO) were $42.4 million, or $1.31 per share, for the nine months ended September 30, 2010, compared to $32.0 million, or $2.49 per share, for the same period last year.

Net income for the nine months ended September 30, 2010 was $21.3 million, or $0.66 per share, compared to $20.6 million, or $1.60 per share for the nine months ended September 30, 2009.

The weighted average number of common shares outstanding was 32,264,738 and 12,852,455 for the nine months ended September 30, 2010 and 2009, respectively.  If GOV’s IPO had been completed on January 1, 2009, the weighted average common shares outstanding for the nine months ended September 30, 2009 would have been 21,451,723.

A reconciliation of net income determined according to GAAP to FFO for the nine months ended September 30, 2010 and 2009 appears later in this press release.

Recent Investment Activities:

Since July 1, 2010, GOV has acquired or has entered purchase and sale agreements to acquire 16 properties for an aggregate purchase price of $271.5 million, excluding acquisition costs, as follows:

•                  As previously reported, in June 2010, GOV entered a series of agreements with CommonWealth REIT to acquire 15 properties with approximately 1.9 million rentable square feet for an aggregate purchase price of $231 million, excluding acquisition costs.  These properties are majority leased to the U.S. Government and are occupied by various federal government agencies.  In July, August and September 2010, GOV completed these transactions when it acquired 12 of these properties with approximately 1.6 million rentable square feet for an aggregate purchase price of $190.6 million, excluding closing costs.

•                  As previously reported, in July 2010, GOV entered into a purchase and sale agreement to acquire an office property located in Trenton, NJ with 266,995 rentable square feet.  This property is 96% leased to 15 tenants, of which 65% is leased to the State of New Jersey and occupied by the New Jersey Department of the Treasury.  The U.S. Government also leases 10% of the property, which is occupied by the Department of Justice and the Internal Revenue Service.  The purchase price is $45 million, excluding acquisition costs.

This pending acquisition is subject to GOV’s satisfactory completion of diligence, which is ongoing, and other customary closing conditions; accordingly, GOV can provide no assurances that it will acquire this property.

•                  In September 2010, GOV entered into a purchase and sale agreement to acquire an office property located in Quincy, MA with 92,549 rentable square feet.  The property is 100% leased to four tenants, of which 90% is leased to the Commonwealth of Massachusetts and occupied by the Registry of Motor Vehicles as its headquarters.  The purchase price is $14.5 million, excluding acquisition costs.  This pending acquisition is subject to our satisfactory completion of diligence, which is ongoing, and other customary conditions; accordingly, GOV can provide no assurances that it will acquire this property.

•                  In October 2010, GOV acquired an office property located in Tampa, FL with 67,917 rentable square feet.  This property is 100% leased to the U.S. Government and occupied by the Department of Veterans Affairs.  The purchase price was $13.5 million, which includes the assumption of $9.8 million of mortgage debt and excludes acquisition costs.

•                  Also in October 2010, GOV entered into a purchase and sale agreement to acquire an office property located in Fort Myers, FL with 57,373 rentable square feet.  This property is 100% leased to seven tenants.  The property is majority leased to the U.S. Government and occupied by the Internal Revenue Service and Immigration and Customs Enforcement Agency.  The purchase price is $7.9 million, excluding acquisition costs.  This pending acquisition is subject to GOV’s satisfactory completion of diligence, which is ongoing, and other customary conditions; accordingly, GOV can provide no assurances that it will acquire this property.

•                  As previously reported, in July 2010, GOV entered into a purchase and sale agreement to acquire an office property located in Eagan, MN with 252,172 rentable square feet.  GOV’s obligation to acquire this property was conditioned upon certain conditions, including entering into a long term lease with the U.S. Government for the entire property.  In October 2010, the U.S. Government canceled its previously anticipated lease requirement for this property and GOV subsequently terminated the purchase and sale agreement.

Recent Financing Activities:

•                  In August 2010, GOV issued 9,200,000 common shares in a public offering at a price of $25.00 per share and raised gross proceeds of $230 million.  Net proceeds from this offering were used to reduce amounts outstanding under GOV’s secured revolving credit facility and to fund business activities, including acquisitions.

•                  In October 2010, GOV replaced its $250 million secured revolving credit facility with a new $500 million unsecured revolving credit facility.  Interest paid on borrowings under the new unsecured revolving credit facility is set at LIBOR plus a spread, subject to adjustments based on changes to GOV’s senior unsecured debt ratings.  GOV’s senior unsecured debt is currently rated investment grade, with ratings of BBB- / Baa3 from Standard & Poor’s and Moody’s, respectively.  The new $500 million unsecured revolving credit facility matures on October 28, 2013 and, subject to certain conditions and the payment of a fee, GOV may extend this maturity to October 28, 2014.  The new facility may also be increased to $1.0 billion under certain conditions.

Conference Call:

On Tuesday, November 2, 2010, at 1:00 p.m. Eastern Time, Adam Portnoy, President and Managing Trustee, and David Blackman, Treasurer and Chief Financial Officer, will host a conference call to discuss the third quarter 2010 results.

The conference call telephone number is (800) 230-1085.  Participants calling from outside the United States and Canada should dial (612) 288-0340.  No pass code is necessary to access the call from either number.  Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available through midnight Eastern Time on Tuesday, November 9th.  To hear the replay, dial (320) 365-3844.  The replay pass code is 169584.

A live audio webcast of the conference call will also be available in a listen only mode on GOV’s web site, which is located at www.govreit.com.  Participants wanting to access the webcast should visit GOV’s web site about five minutes before the call.  The archived webcast will be available for replay on GOV’s web site for about one week after the call.

Supplemental Data:

A copy of GOV’s Third Quarter 2010 Supplemental Operating and Financial Data is available for download at GOV’s web site, www.govreit.com.  GOV’s web site is not incorporated as part of this press release.

Government Properties Income Trust is a real estate investment trust, or REIT, which owns properties located throughout the United States which are majority leased to the U.S. Government and several state government tenants.  As of September 30, 2010, GOV owned 53 properties with 6.5 million square feet.  GOV is headquartered in Newton, Massachusetts.

Please see the following pages for a more detailed statement of our operating results and financial condition.

Government Properties Income Trust

Condensed Consolidated Statements of Income and Funds from Operations

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Rental income	$30,746	$19,656	$80,040	$58,304

Expenses
Real estate taxes	3,292	2,031	8,624	6,250
Utility expenses	2,836	1,799	6,246	4,843
Other operating expenses	5,147	2,889	12,667	8,600
Depreciation and amortization	6,321	3,828	16,602	11,189
Acquisition related costs	2,687	207	4,542	207
General and administrative	1,833	1,216	4,909	2,829
Total expenses	22,116	11,970	53,590	33,918

Operating income	8,630	7,686	26,450	24,386

Interest and other income	12	1	80	45
Interest expense (including net amortization of debt premiums and deferred financing fees of $635, $562, $1,791 and $989, respectively)	(1,973)	(1,472)	(5,182)	(3,832)
Equity in earnings (losses) of an investee	35	—	(17)	—

Income before income tax expense	6,704	6,215	21,331	20,599

Income tax expense	(35)	(30)	(77)	(30)
Net income	$6,669	$6,185	$21,254	$20,569

Calculation of FFO (1):
Net income	$6,669	$6,185	$21,254	$20,569
Plus: depreciation and amortization	6,321	3,828	16,602	11,189
Plus: acquisition related costs	2,687	207	4,542	207
FFO	$15,677	$10,220	$42,398	$31,965

Weighted average common shares outstanding (2)	36,369	21,455	32,265	12,852

Per common share(2):
Net income	$0.18	$0.29	$0.66	$1.60
FFO	$0.43	$0.48	$1.31	$2.49

(1)         We compute FFO as shown in the calculations above.  Our calculations of FFO differ from the National Association of Real Estate Investment Trusts, or NAREIT, definition because we exclude acquisition related costs from the determination of FFO.  We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flow from operating, investing and financing activities.  We believe that FFO provides useful information to investors because by excluding the effects of certain historical amounts, such as acquisition related costs and depreciation expense, FFO can facilitate a comparison of operating performance between historical periods and among REITs.  FFO does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity.  FFO is one important factor considered by our Board of Trustees in determining the amount of distributions to shareholders.  Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving credit facility, the availability of debt and equity capital to us and our expectations of future capital requirements and operating performance.  Other REITs may calculate FFO differently than us.

(2)         Prior to completion of its IPO on June 8, 2009, GOV did not have any publicly traded, outstanding common shares.  If the IPO had been completed on January 1, 2009, GOV’s weighted average common shares outstanding for the nine months ended September 30, 2009 would have been 21,469.

Government Properties Income Trust

Condensed Consolidated Balance Sheets

(amounts in thousands, except per share data)

(unaudited)

	September 30,	December 31,
	2010	2009
ASSETS
Real estate properties:
Land	$137,674	$74,009
Buildings and improvements	781,185	502,748
	918,859	576,757
Accumulated depreciation	(125,479)	(113,027)
	793,380	463,730
Acquired real estate leases, net	55,129	15,310
Cash and cash equivalents	2,314	1,478
Restricted cash	860	—
Rents receivable, net	21,052	13,544
Deferred leasing costs, net	1,085	1,330
Deferred financing costs, net	4,383	5,204
Due from affiliates	895	103
Other assets, net	19,483	14,114
Total assets	$898,581	$514,813

LIABILITIES AND SHAREHOLDERS’ EQUITY
Mortgage notes payable	$35,760	$—
Revolving credit facility	63,000	144,375
Accounts payable and accrued expenses	17,467	13,985
Due to affiliates	3,467	837
Acquired real estate lease obligations, net	11,419	3,566
	131,113	162,763

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $.01 par value: 40,500,800 and 21,481,350 shares issued and outstanding in 2010 and 2009, respectively	405	215
Additional paid in capital	776,922	357,627
Cumulative net income	34,795	13,541
Cumulative common dividends	(44,654)	(19,333)
Total shareholders’ equity	767,468	352,050

Total liabilities and shareholders’ equity	$898,581	$514,813

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS STATEMENTS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS.  WHENEVER WE USE WORDS SUCH AS “BELIEVE”, “EXPECT”, “ANTICIPATE”, “INTEND”, “PLAN”, “ESTIMATE”, OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS.  THESE FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR.  OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.  FOR EXAMPLE:

•                  THIS PRESS RELEASE STATES THAT WE HAVE REPLACED OUR SECURED REVOLVING CREDIT FACILITY WITH A NEW UNSECURED REVOLVING CREDIT FACILITY.  CONTINUED AVAILABILITY OF BORROWINGS UNDER THE NEW CREDIT FACILITY IS SUBJECT TO OUR SATISFACTION OF CERTAIN FINANCIAL COVENANTS AND MEETING OTHER CUSTOMARY CONDITIONS; AND

•                  THIS PRESS RELEASE ALSO STATES THAT WE HAVE ENTERED AGREEMENTS TO PURCHASE CERTAIN PROPERTIES.  OUR OBLIGATIONS TO COMPLETE THESE CURRENTLY PENDING ACQUISITIONS ARE SUBJECT TO VARIOUS CONDITIONS TYPICAL OF COMMERCIAL REAL ESTATE ACQUISITIONS.  AS A RESULT OF ANY FAILURE OF THESE CONDITIONS, WE MAY NOT ACQUIRE THESE PROPERTIES.

OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN OUR FORWARD LOOKING STATEMENTS ARE DESCRIBED MORE FULLY UNDER “RISK FACTORS” IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009 AND IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2010.

YOU SHOULD NOT PLACE UNDUE RELIANCE UPON OUR FORWARD LOOKING STATEMENTS.

EXCEPT AS REQUIRED BY LAW, WE DO NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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